Exhibit 99

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

Contact:	Brian P. Campbell
Chairman and Chief Executive Officer
(734) 747-7025, ext. 129

KAYDON CORPORATION ANNOUNCES APPOINTMENT OF
TIMOTHY J. O’DONOVAN TO BOARD OF DIRECTORS

Ann Arbor, Michigan — July 8, 2005

     Kaydon Corporation (NYSE:KDN) announced today that Timothy J. O’Donovan, 60, has been appointed to its Board of Directors to fill a vacancy. Mr. O’Donovan is the Chairman and Chief Executive Officer of New York Stock Exchange-listed Wolverine World Wide, Inc. With current global sales in excess of $1 billion, Wolverine World Wide is one of the world’s fastest growing manufacturers and marketers of footwear, including such brands as Bates®, CAT® Footwear, Harley-Davidson® Footwear, Hush Puppies®, HyTest®, Merrell®, Sebago®, Stanley® Footgear and Wolverine® Boots and Shoes. Within its industry, the Company is recognized as a global leader in product and brand innovation, strategic marketing and manufacturing initiatives, and service excellence.

     Mr. O’Donovan serves as a member of the Board of Directors of Spartan Stores, Inc. Reflecting both Mr. O’Donovan’s and Wolverine World Wide’s commitment to community service, he also serves on many civic and charitable boards.

     “Kaydon is pleased to have Tim O’Donovan join its Board of Directors. His broad-based global business experience makes him an excellent addition to our Board”, said Brian P. Campbell, Kaydon’s Chairman and Chief Executive Officer. “I am certain he will play an important role and make meaningful contributions as an independent member of our Board and its committees.”

     Kaydon Corporation is a leading designer and manufacturer of custom-engineered products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.

# # # # #